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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                 XOOM.COM, INC.
                             a Delaware corporation


                               LIQUIDMARKET, INC.
                             a Delaware corporation


                                       and


                          XOOM ACQUISITION SUB II, INC.
                             a Delaware corporation





                           Dated as of July 26, 1999





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
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                                TABLE OF CONTENTS

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1.    The Merger; Effective Time....................................................1

      1.1      The Merger...........................................................1

      1.2      Effective Time of the Merger.........................................2

      1.3      The Merger Consideration.............................................2

      1.4      Escrow...............................................................2

2.    Purchaser and the Surviving Corporation.......................................3

      2.1      Certificate of Incorporation of the Surviving Corporation............3

      2.2      Bylaws of the Surviving Corporation..................................3

      2.3      Directors and Officers of the Surviving Corporation..................3

3.    Treatment of Stock and Company Options........................................3

      3.1      Exchange of Stock....................................................3

      3.2      Mechanics of Exchange................................................5

      3.3      No Further Rights in Stock...........................................6

      3.4      Closing..............................................................6

      3.5      Supplementary Action.................................................6

      3.6      Dissenting Shares....................................................6

4.    Closing Conditions............................................................7

      4.1      Conditions Precedent to Obligations of Purchaser
               and Merger Sub.......................................................7

      4.2      Conditions Precedent to Obligations of the Company
               and the Selling Stockholders........................................10

5.    Representations and Warranties of the Company................................11

      5.1      Organization, Good Standing, Qualification..........................11

      5.2      Certificate of Incorporation and Bylaws; Records....................11

      5.3      Capitalization......................................................12

      5.4      Authority; Binding Nature of Agreements.............................12

      5.5      Non-Contravention; Consents.........................................13

      5.6      Intellectual Property...............................................14

      5.7      Proceedings; Orders.................................................15

      5.8      Financial Statements................................................16

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      5.9      Title to Assets.....................................................16

      5.10     Contracts...........................................................17

      5.11     Employees...........................................................17

      5.12     Compliance with Legal Requirements..................................18

      5.13     Governmental Authorizations.........................................18

      5.14     Tax Matters.........................................................19

      5.15     Securities Laws Compliance; Registration Rights.....................21

      5.16     Finders and Brokers; Fees...........................................21

      5.17     Environmental Compliance............................................22

      5.18     Insurance...........................................................22

      5.19     Related Party Transactions..........................................22

      5.20     Absence of Changes..................................................23

      5.21     Powers of Attorney..................................................24

      5.22     Benefit Plans; ERISA................................................24

      5.23     HSR Act Matters.....................................................26

      5.24     Full Disclosure.....................................................26

      5.25     Due Diligence Information...........................................27

6.    Representations and Warranties of Purchaser and Merger Sub...................27

      6.1      Organization, Good Standing, Authority;
               Binding Nature of Agreement.........................................27

      6.2      Investment Representations..........................................27

      6.3      Purchaser Stock.....................................................28

      6.4      Authority; Binding Nature of Agreements.............................28

      6.5      Non-Contravention; Consents.........................................28

      6.6      Finders and Brokers.................................................29

      6.7      Reports and Financial Statements; Absence of Certain Changes........29

      6.8      Compliance with Applicable Law......................................30

      6.9      Complete Copies of Requested Reports................................30

      6.10     Contracts...........................................................31

      6.11     Tax Matters.........................................................31

7.    Pre-Closing Covenants of the Company and the Selling Stockholders............32

      7.1      Corporate Proceedings; Stockholder Approval.........................32

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      7.2      Access and Investigation............................................33

      7.3      Operation of Business...............................................33

      7.4      Filings and Consents................................................34

      7.5      Notification; Updates to Company Disclosure Schedule................35

      7.6      No Negotiation......................................................35

      7.7      Best Efforts........................................................36

8.    Pre-Closing Covenants of Purchaser...........................................36

      8.1      Corporate Proceedings...............................................36

      8.2      Access and Investigation............................................37

      8.3      Filings and Consents................................................37

      8.4      Notification........................................................38

      8.5      Best Efforts........................................................38

9.    Other Agreements.............................................................38

      9.1      Registration of Company Options.....................................38

      9.2      Confidentiality.....................................................38

      9.3      Public Disclosure...................................................38

      9.4      Valuation Report....................................................39

      9.5      No Inconsistent Action..............................................39

      9.6      Terms of Employment of Critical Employees...........................39

      9.7      Patent Opinions.....................................................39

      9.8      Effect of Pre-Closing Covenants.....................................39

10.   Termination..................................................................39

      10.1     Termination Events..................................................39

      10.2     Termination Procedures..............................................40

      10.3     Effect of Termination...............................................40

      10.4     Exclusivity of Termination Rights...................................40

11.   Indemnification, etc.........................................................40

      11.1     Survival of Representations and Covenants...........................40

      11.2     Indemnification by the Selling Stockholders.........................41

      11.3     Tax Indemnification by Purchaser....................................43

      11.4     No Contribution.....................................................43

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      11.5     Setoff..............................................................43

      11.6     Defense of Third Party Claims.......................................43

      11.7     Sole Remedy.........................................................44

      11.8     Exercise of Remedies by Indemnitees Other than Purchaser and by Selling Stockholders.............................................44

12.   Miscellaneous................................................................45

      12.1     Further Assurances..................................................45

      12.2     Fees and Expenses...................................................45

      12.3     Attorneys'Fees......................................................45

      12.4     Taxes...............................................................45

      12.5     Governing Law.......................................................46

      12.6     Successors and Assigns..............................................47

      12.7     Entire Agreement....................................................47

      12.8     Separability........................................................47

      12.9     Amendments..........................................................47

      12.10    Notices.............................................................47

      12.11    Publicity and Use of Confidential Information.......................49

      12.12    Counterparts........................................................49

      12.13    Delays or Omissions; Waivers........................................49

      12.14    Remedies Cumulative; Specific Performance...........................50

      12.15    Headings............................................................50

      12.16    Construction........................................................50
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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of July 26, 1999, by and among XOOM.COM, INC., a Delaware corporation
("PURCHASER"), LIQUIDMARKET, INC., a Delaware corporation (the "COMPANY"),
XOOM ACQUISITION SUB II, INC., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("MERGER SUB"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS," and the undersigned individuals and Entities (collectively, the "SELLING
STOCKHOLDERS"), acting through Rajesh Parekh (the "HOLDER REPRESENTATIVE").
Certain capitalized terms in this Agreement are defined in EXHIBIT A.

                                    RECITALS

      A. The Board of Directors of Purchaser, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders, as the case may be, for Purchaser to acquire the Company by the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth herein (the
         "MERGER").

      B. For federal income tax purposes, it is intended that the Merger constitute a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that each of Purchaser, Merger Sub and the Company be a "party to a reorganization," within the meaning of Section 368(b) of the Code, in respect of the Merger.

                                    AGREEMENT

         Purchaser, the Company, Merger Sub and the Selling Stockholders, intending to be legally bound, agree as follows:

1.       THE MERGER; EFFECTIVE TIME.

         1.1      THE MERGER.

         Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company, with the Company as the surviving corporation in such Merger (the "SURVIVING CORPORATION"), and the separate existence of Merger Sub shall thereupon cease. The Merger shall have the effects set forth in Section 251 of the General Corporation Law of the State of Delaware.
Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Purchaser.

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         1.2      EFFECTIVE TIME OF THE MERGER.

         The Merger shall become effective upon the completion of the filing of a properly executed Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the Closing (as defined below). When used in this Agreement, the term "EFFECTIVE TIME" with respect to the Merger shall mean the date and time at which such Certificate of Merger has been accepted for filing by the Secretary of State of Delaware.

         1.3      THE MERGER CONSIDERATION.

                  (a) Subject to Section 1.3(b), Purchaser shall acquire all of the outstanding shares of Common Stock and Company Preferred Stock, and assume all of the Company Options, for an aggregate consideration equal to 1,061,008 shares of Purchaser Stock (the "MERGER CONSIDERATION"). Each
Selling Stockholder shall be allocated the portion of the Merger
Consideration set forth next to each such Selling Stockholder's name on
SCHEDULE I attached hereto in exchange for the shares of Common Stock (as defined below) held by such Selling Stockholder.

                  (b) Notwithstanding the provisions of Section 1.3(a):

                      (i) if the product of (x) 1,061,008 times (y) the Average Purchaser Stock Price exceeds $60,000,000, then the aggregate number of shares of Purchaser Stock payable as Merger Consideration shall equal the quotient of $60,000,000 and the Average Purchaser Stock Price;

                      (ii) if the product of (x) 1,061,008 times (y) the Average Purchaser Stock Price is less than $40,000,000, then the aggregate number of shares of Purchaser Stock payable as Merger Consideration shall equal the quotient of $40,000,000 and the Average Purchaser Stock Price; and

                      (iii) if the Average Purchaser Stock Price is less than $28.57, then Purchaser shall have the right, but not the obligation, to pay the Merger Consideration calculated in accordance with Section 1.3(b)(ii), but if Purchaser does not choose to do so, then either:

                           (A) the Selling Stockholders shall receive from Purchaser a Merger Consideration consisting of, in the aggregate, 1,400,000 shares of Purchaser Stock; or

                           (B) the Company may terminate the Agreement pursuant to the terms of Section 10.

         1.4      ESCROW.

         As a source for the payment of the Selling Stockholders' indemnification obligations set forth herein and in the Escrow Agreement, and as security for the completion of certain product development and other tasks that are essential to the value of the assets of the Company, Purchaser will deliver to Escrow Agent under an Escrow Agreement (the "ESCROW AGREEMENT")

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in substantially the form attached as EXHIBIT B, an amount equal to twenty percent (20%) of the Merger Consideration (the "HOLDBACK AMOUNT").

2.       PURCHASER AND THE SURVIVING CORPORATION.

         2.1      CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION.

         The Certificate of Incorporation of Merger Sub as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving
Corporation until duly amended in accordance with applicable law.

         2.2      BYLAWS OF THE SURVIVING CORPORATION.

         The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         2.3      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                  (a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

3.       TREATMENT OF STOCK AND COMPANY OPTIONS.

         3.1      EXCHANGE OF STOCK.

         At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof:

                  (a) The shares of Merger Sub common stock, $.0001 par value, which shall be outstanding immediately prior to the Effective Time of the Merger, shall be converted into the number of shares of common stock of the Surviving Corporation equal to the number of shares of common stock of Merger Sub then outstanding.

                  (b) Each share of common stock of the Company, par value
$0.001 per share (the "COMMON STOCK"), and each share of Company Preferred
Stock outstanding immediately prior to the Effective Time (such outstanding shares hereinafter referred to collectively as the "STOCK") shall at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a portion of the Merger Consideration equal to the number of shares of Purchaser Stock derived by obtaining the quotient equal to (i) the Merger Consideration divided by
(ii) the sum of (x) the number of shares of Stock and (y) the

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number of shares of Common Stock that may be issued upon the exercise of the outstanding Company Options (including Additional Employee Option Grants)
(such quotient, the "EXCHANGE RATIO").

                  (c) At the Effective Time, all Company Options shall be assumed by Purchaser in accordance with provisions described below.

                           (i)      At the Effective Time, each Company
Option, whether vested or unvested, shall be, in connection with the Merger, assumed by Purchaser. Each Company Option so assumed by Purchaser under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company's 1998 Stock Incentive Plan (the "OPTION
PLAN"), which Purchaser shall also assume, and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, provided that (A) such Company Option shall be exercisable for that number of whole shares of Purchaser Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Purchaser Stock and (B) the per share exercise price for the Purchaser Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                           (ii)     Notwithstanding anything in this
Agreement to the contrary, in the event that the parties mutually agree that additional incentives are necessary to ensure retention of certain Company employees after the Effective Time, the Company and Purchaser shall, prior to the Closing Date, make additional grants of Company Options ("ADDITIONAL
EMPLOYEE OPTION GRANTS") to such employees prior to the determination of the Exchange Ratio; provided, HOWEVER, that the number of shares subject to Additional Employee Option Grants granted pursuant to this Section 3.1(c)(ii) shall not exceed two hundred twenty-five thousand (225,000) shares of Common
Stock.

                           (iii)    It is the intention of the parties that
the Company Options assumed by Purchaser qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

                           (iv)     Following the Effective Time, Purchaser
will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Purchaser.

                  (d) The Holdback Amount shall be held by the Escrow Agent as provided for in Section 1.4 hereof and in the Escrow Agreement, and each Selling Stockholder shall be paid such Selling Stockholder's allocable portion of the Merger Consideration less such Selling Stockholder's pro rata portion of the Holdback Amount upon the surrender of the certificates formerly representing the Stock in accordance with Section 3.2 of this Agreement.

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                  (e) No fraction of a share of Purchaser Stock shall be
issued in the Merger. In lieu of fractional shares, the Selling Stockholders, upon surrender of their Certificates as set forth in Section 3.2, shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Stockholder would otherwise be entitled by the Average Purchaser Stock Price.

                  (f) The shares of Purchaser Stock issued in connection with the Transactions will not be registered under the Securities Act. Such shares may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Transactional Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

         3.2      MECHANICS OF EXCHANGE.

                  (a) At the Effective Time, each Selling Stockholder shall be entitled to surrender the certificate or certificates that immediately prior to the Effective Time represented the Stock (the "CERTIFICATES"), and that were converted into the right to receive a portion of the Merger
Consideration, to Purchaser for cancellation in exchange for such Selling
Stockholder's allocable portion of the Merger Consideration as set forth on
SCHEDULE I attached hereto. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to Purchaser.

                  (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares which were outstanding immediately prior to the Effective Time. If, after the Effective
Time, Certificates formerly representing the Stock set forth on SCHEDULE I attached hereto are presented to the Surviving Corporation for payment, they shall be cancelled and exchanged for the applicable portion of the Merger
Consideration in accordance with the procedures set forth in this Section.

                  (c) At or prior to the Effective Time of the Merger, Purchaser shall deliver to the Escrow Agent pursuant to the terms of the Escrow Agreement shares of Purchaser Stock in an aggregate amount equal to the Holdback Amount.

                  (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Selling Stockholder claiming such Certificate to be lost, stolen or destroyed, Purchaser will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration for which the shares of Stock represented by the Certificate are exchanged in accordance with this Section 3. When authorizing such issuance in exchange therefor, Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require such Selling Stockholder to give Purchaser a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall reasonably direct, against any claim that may be made against Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (e) Purchaser may, at its option, meet its obligations under this Section 3.2 through a bank or trust company selected by Purchaser to act as exchange agent in connection with the Transactions.

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

                  (f) If any certificate for Purchaser Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall (i) pay to Purchaser any transfer or other taxes required by reason of the issuance of certificates for such securities in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of Purchaser that such tax has been paid or is not applicable.

                  (g) Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any other party hereto shall be liable to a holder of shares of Stock for any portion of the Merger Consideration, or dividend on shares of Purchaser Stock issued as part of the Merger
Consideration, or in accordance with Section 3.1 the cash payment for any fractional interests, that (i) is delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein or
(ii) has not been claimed by the holder pursuant to the procedures set forth in this Section 3.2 by the second anniversary of the Closing Date.

         3.3      NO FURTHER RIGHTS IN STOCK.

                  All cash, cash equivalents or securities received by each Selling Stockholder pursuant to this Agreement shall be deemed to have been delivered and received in full satisfaction of all rights pertaining to such Selling Stockholder's shares of Stock. At the Effective Time of the Merger, the Selling Stockholders shall cease to have any rights with respect to shares of Stock, and their sole right shall be to receive the Merger
Consideration.

         3.4      CLOSING.

         The closing of the Transactions (the "CLOSING") shall take place at the offices of Morrison & FOERSTER LLP, 425 Market Street, San Francisco,
California 94105-2482 at 9:00 a.m., local time, on the later of (x) July 28, 1999 or (y) the second business day after the day on which all of the conditions set forth in Sections 4.1 and 4.2 hereof are satisfied or waived, or at such other date, time and place as the parties shall otherwise agree
(the date of such Closing, the "CLOSING DATE").

         3.5      SUPPLEMENTARY ACTION.

         If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of either Constituent
Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         3.6      DISSENTING SHARES

                  (a) If holders of Stock are entitled to dissent from the Merger and demand appraisal of the Stock under applicable law (each person electing to exercise such rights, a

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"DISSENTING HOLDER"), any shares of Stock held by a Dissenting Holder as to which appraisal has been so demanded in accordance with applicable law
("DISSENTING SHARES") shall not be exchanged as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due such Dissenting Holder pursuant to applicable law; PROVIDED, that each share of Stock held by a Dissenting Holder who shall, after the Effective Time, withdraw its demand for appraisal or lose its rights of appraisal with respect to such shares of Stock, in either case pursuant to applicable law, shall not be deemed a Dissenting Share, but shall be deemed to be converted, as of the Effective
Time, into the applicable portion of the Merger Consideration.

                  (b) The Company shall give Purchaser prompt notice of any written demands for appraisal of any shares of Stock, withdrawals of such demands or failures to perfect appraisal rights resulting in a loss of such rights, and any other instruments received by the Company which relate to any such demand for appraisal. The Company shall not voluntarily make any payment with respect to any demands or potential demands for appraisal of Stock or offer to settle or settle any such demands or potential demands. Purchaser shall be responsible for any settlement of claims with respect to any Dissenting Shares, which settlements may be paid in cash, Purchaser Stock or such other consideration as Purchaser may determine, except as otherwise required under applicable law.

4.       CLOSING CONDITIONS.

         4.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER
SUB.

         Purchaser's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by Purchaser and Merger
Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in accordance with Section 12.13):

                  (a) the representations and warranties made by the Holder
Representative, the Selling Stockholders and the Company in Section 5 hereof or in any other Transactional Agreement shall have been true and accurate in all material respects as of the date of this Agreement and as of the Closing
Date as though made on and as of the Closing Date, without giving effect to any Disclosure Schedule update;

                  (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by the Holder Representative, the Selling Stockholders and/or the Company on or prior to the Closing shall have been performed or complied with in all material respects;

                  (c) the Selling Stockholders, the Holder Representative or the Company, as the case may be, shall have delivered the following documents to Purchaser:

                           (i)      the Escrow Agreement, duly executed by
the Holder Representative;

                           (ii)     a Registration Rights Agreement in the
form of EXHIBIT C (the "RIGHTS AGREEMENT"), duly executed by the Holder
Representative;

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                           (iii)    the Employment and Non-Competition
Agreements substantially in the form of EXHIBIT D, duly executed by each of the
Critical Employees named therein;

                           (iv)     one Investment Agreement, in the form of
EXHIBIT E hereto (the "INVESTMENT AGREEMENT") and one Stockholder Questionnaire, in the form of EXHIBIT F hereto (the "STOCKHOLDER QUESTIONNAIRE"), from each respective Selling Stockholder, duly executed and delivered by such Selling
Stockholder and the Holder Representative, together with such evidence as is acceptable to Purchaser, in its sole discretion, confirming the status of each Selling Stockholder as an "accredited investor" (as such term is used in the Securities Act and the rules promulgated thereunder) or, in the case of a Selling Stockholder who does not meet such criteria, the status of each Selling
Stockholder's representative or advisor with respect to the investment in Purchaser Stock as a "purchaser representative" (as that term is defined in the Securities Act and the rules promulgated thereunder);

                           (v)      one Voting Agreement (the "VOTING
AGREEMENT") from each of the four individuals who beneficially owns the greatest number of shares of Stock, in a form to be mutually agreed upon by the parties hereto, pursuant to which each such Selling Stockholder agrees, subject to certain conditions, to vote such Selling Stockholder's shares of Purchaser Stock in favor of the NBC Transactions;

                           (vi)     the legal opinion of Hale and Dorr, LLP,
counsel to the Selling Stockholders and the Company, dated the Closing Date, in substantially the form of EXHIBIT G;

                           (vii)    a certificate (the "SELLING STOCKHOLDERS
CLOSING CERTIFICATE" and the "COMPANY CLOSING CERTIFICATE," respectively) executed by the Holder Representative and a senior executive officer of the Company, respectively, dated as of the Closing, and certifying to the satisfaction of the conditions specified in Sections 4.1(a) and (b);

                           (viii)   the written resignations of the members of
the Company Board;

                           (ix)     written evidence reasonably satisfactory to
Purchaser and its counsel of the grant of Company Options (including any Additional Employee Option Grants) to the employees of the Company as set forth on SCHEDULE II attached hereto;

                           (x)      written evidence reasonably satisfactory to
Purchaser and its counsel of the consent of all holders of the Company Preferred
Stock to a waiver of their rights to any liquidation or other preference to which such holders would be entitled as a result of the Merger and an agreement to receive pursuant to the Merger the same Merger Consideration per share as holders of Common Stock;

                           (xi)     written evidence reasonably satisfactory to
Purchaser and its counsel of the agreement by all Company Option holders to be bound by the restrictions on sale of Purchaser Stock contained in Section 3.1 of the Registration Rights Agreement.

                           (xii)    written evidence reasonably satisfactory to
Purchaser and its counsel of the waiver by all Company Option holders and holders of restricted Common Stock or other similar securities of the Company of their right(s), if any, to acceleration of the vesting of their Company Options or restricted Common Stock or other similar securities of the Company,

                                       8


as the case may be, as a result of the Transactions or any other event or circumstance, and the acceptance in consideration of such waiver of (i) a six
(6) month acceleration in vesting of the Merger Consideration to be received by such persons and (ii) such additional consideration as the Company and Purchaser shall mutually agree; and

                           (xiii)   such other documents reasonably satisfactory
to Purchaser as Purchaser may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by the Company or the Selling Stockholders, (B) evidencing the compliance by the Company or the Selling Stockholders with, or the performance by the Company or the Selling Stockholders of, any covenant or obligation set forth in this Agreement or any other Transactional Agreement, (C) evidencing the satisfaction of the conditions set forth in this Section 4.1, or (D) otherwise facilitating the consummation or performance of any of the Transactions;

                  (d) each of the Critical Employees shall have accepted employment with Purchaser;

                  (e) to the satisfaction of Purchaser and its counsel, the offer and sale of the Purchaser Stock pursuant to the terms of this Agreement shall comply with an exemption from registration under the Securities Act and/or any applicable federal or state securities laws and regulations;

                  (f) all corporate and other proceedings required to be taken on the part of the Company and the Selling Stockholders in connection with this Agreement, the Transactional Agreements and the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to Purchaser and its counsel;

                  (g) there shall not be Dissenting Shares constituting more than one percent (1%) of the capital stock of the Company calculated on a fully-diluted basis;

                  (h) Purchaser's Board of Directors and the Company's Board of Directors and stockholders shall have ratified or approved the execution of this Agreement and the other Transactional Agreements by Purchaser and shall have approved the consummation of the Transactions;

                  (i) each of the Consents identified or required to be identified in Part 5.5 of the Disclosure Schedule shall have been obtained and shall be in full force and effect;

                  (j) there shall have been no material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, or any aspect or portion thereof (any such change or similar effect, as the context requires, a "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT") since the date of this Agreement; and

                  (k) no Person shall have made or expressly threatened any claim asserting that such Person (i) may be the holder or the beneficial owner or, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the Merger Consideration.

         4.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLING STOCKHOLDERS.

         The Company's obligation to take the actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part, in accordance with Section 12.13):

                  (a) the representations and warranties made by Purchaser and Merger Sub in Section 6 and in any other Transactional Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

                  (b) all covenants, agreements and conditions contained in this Agreement or in any other Transactional Agreement to be observed by Purchaser and Merger Sub on or prior to the Closing shall have been performed or complied with in all material respects;

                  (c) Purchaser shall have delivered the following documents to the Selling Stockholders, the Holder Representative and/or the Company, as the case may be, duly executed by Purchaser:

                           (i)      the Escrow Agreement;

                           (ii)     the Rights Agreement;

                           (iii)    the Employment and Non-Competition
                                    Agreements;

                           (iv)     the Investment Agreement;

                           (v)      the legal opinion of Morrison & Foerster
LLP, counsel to Purchaser, dated the Closing Date, in substantially the form of EXHIBIT H; and

                           (vi)     a certificate (the "PURCHASER CLOSING
CERTIFICATE") executed by a senior executive officer of Purchaser, dated the Closing Date and certifying to the satisfaction of the conditions specified in Sections 4.2(a) and (b);

                  (d) all corporate and other proceedings required to be taken on the part of Purchaser and Merger Sub in connection with the Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Company and its counsel;

                  (e) there shall have been no change that would have a material adverse effect on the business, condition assets, liabilities, operations, financial performance or prospects, or any aspect or portion thereof, of Purchaser and its subsidiaries, taken as a whole (any such change or similar effect, as the context requires, a "PURCHASER MATERIAL ADVERSE CHANGE" or "PURCHASER MATERIAL ADVERSE EFFECT") since the date of this Agreement; and

                  (f) Purchaser's Board of Directors, Company's Board of Directors and the holders of all of the outstanding capital stock of the Company shall have ratified or approved the execution of this Agreement and the other Transactional Agreements by the Company, the Holder Representative and/or the Selling Stockholders, as the case may be, and shall have approved the consummation of the Transactions.

5.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as specifically set forth in the disclosure schedule provided by the Company and attached hereto as SCHEDULE III (the "COMPANY DISCLOSURE SCHEDULE"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to each Indemnitee as follows:

         5.1      ORGANIZATION, GOOD STANDING, QUALIFICATION.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company has the requisite corporate power and authority to own and operate its properties and assets, and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted.

                  (b) The Company has never approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

                  (c) The Company has no subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

         5.2      CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS.

                  (a) The Company has delivered to Purchaser accurate and complete copies of:

                           (i)      the Company's Certificate of Incorporation
and bylaws, including all amendments thereto, as presently in effect;

                           (ii)     the stock records of the Company; and

                           (iii)    the minutes and other records of the
meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board and all committees of the Company Board.

There have been no meetings or other proceedings of the stockholders of the Company, the Company Board or any committee of the Company Board that are not memorialized in such minutes or other records.

                  (b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed on Part 5.2 of the Company Disclosure Schedule.

                  (c) There has not been any material violation of the Company's Certificate of Incorporation or bylaws.

         5.3      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 20,450,000 shares of capital stock, comprised of 15,000,000 shares of Common Stock, of which 3,600,000 shares are issued and outstanding, and 5,450,000 shares of Preferred Stock, of which 3,200,000 are designated Series A Convertible Preferred Stock, all of which are issued and outstanding, and 2,250,000 shares of Series B Convertible Preferred Stock, all of which are issued and outstanding (collectively, the "COMPANY PREFERRED STOCK"). No other shares of capital stock are issued or outstanding. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable securities laws and other applicable legal requirements. SCHEDULE II accurately sets forth (i) the names of the employees/consultants who have been granted Company Options (including Additional Employee Option Grants); (ii) the number of Company Options held by such employees as of the date of this Agreement; and/or (iii) the number of Company Options to be granted to such employees/consultants prior to the Closing.

                  (b) Except as set forth on SCHEDULE II or Part 5.3 of the Company Disclosure Schedule, there is no:

                           (i)      outstanding subscription, option, call,
warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

                           (ii)     outstanding security, instrument or
obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or

                           (iii)    to the knowledge of the Company, condition
or circumstance that would reasonably be expected to result in a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

                  (c) Except as set forth in Part 5.3 of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities, except from employees of the Company pursuant to the terms of the Option Plan and the Company's forms of option agreement.

         5.4      AUTHORITY; BINDING NATURE OF AGREEMENTS.

         The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by the Company of this Agreement and such Transactional Agreements have been duly authorized by all necessary action on the part of the Company Board and its stockholders. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

         5.5      NON-CONTRAVENTION; CONSENTS.

         Subject to the filing of the Certificate of Merger as required by the General Corporation Law of the State of Delaware and compliance by Purchaser with applicable securities laws in connection with the offer and sale of the Purchaser Stock, the execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by the Company will not, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a material violation of (i) the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company Board or any committee thereof or the stockholders of the Company;

                  (b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief (other than statutory dissenters' rights) under, any legal requirement or any Order to which the Company or any material assets owned or used by it are subject;

                  (c) cause any material assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (d) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company's business or to any of the material assets owned or used by the Company;

                  (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Company Contract;

                  (f) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

                  (g) result in the imposition or creation of any encumbrance upon or with respect to any material asset owned or used by the Company.

Except as set forth in Part 5.5 of the Company Disclosure Schedule and as contemplated in this Agreement and the other Transactional Agreements, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions.

         5.6      INTELLECTUAL PROPERTY.

                  (a) Part 5.6 of the Company Disclosure Schedule sets forth a complete list, in all material respects, of all patents, trademarks, copyrights, registered maskworks, trade names and service marks, and any applications therefor in respect of any of the foregoing, included in the Company's Proprietary Assets, and specifies, where applicable, the jurisdictions in which each such Proprietary Assets has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Part 5.6 also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other Person is currently authorized to use any of the Company's Proprietary Assets (excluding object code and end-user licenses granted to the Company as an end-user in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in material violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Except as set forth in Part 5.6 of the Company Disclosure Schedule, and except for any consents to transfer required under any Company Contract, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, (i) will not cause the Company to be in violation or default under any such license, sublicense or agreement, (ii) will not entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (iii) will not require the Company to repay any funds already received by it from a third party, except where the occurrence of any of (i) through (iii) would not have a Material Adverse Effect.

                  (b) Except as set forth in Part 5.6 of the Company Disclosure Schedule, the Company has all right, title and interest in and to and is the sole and exclusive owner or licensee of (free and clear of any liens or encumbrances), the Company's Proprietary Assets, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company's Proprietary Assets are being used.

                  (c) Except as set forth in Part 5.6 of the Company Disclosure Schedule, no claims with respect to the Company's Proprietary Assets have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold, licensed or used or proposed in written form for manufacture, sale, licensing or use by the Company infringes on any third party's Proprietary Assets; (ii) against the use by the Company used in the Company's business as currently conducted; or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company's Proprietary Assets. To the Company's knowledge, all registered patents, trademarks, service marks and copyrights held by the Company, if any, are valid and subsisting.

                  (d) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company's Proprietary Assets by any third party, including any employee or former employee of the Company.

                  (e) None of the Company's Proprietary Assets or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

                  (f) The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its current or anticipated products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

                  (g) Each of the Company's current and former employees, consultants and other agents with access to any of the Company's Proprietary Assets has executed the Company's form of proprietary information and invention agreement in substantially the form provided to Purchaser and its counsel.

         5.7      PROCEEDINGS; ORDERS.

                  (a) There is no pending Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Proceeding:

                            (i)      that names the Company as a party or as
a result of which the Company or its property or assets are reasonably likely to be bound; or

                            (ii)     that challenges, or that may have the
effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions or the Company's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

                  (b) The Company has delivered to Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Part
5.7 of the Company Disclosure Schedule, if any.

                  (c) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

                  (d) To the Company's knowledge, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

         5.8      FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Purchaser the following financial statements and notes (collectively, the "FINANCIAL STATEMENTS"), which are attached as EXHIBIT I:

                           (i)      the audited balance sheet of the Company as
of December 31, 1998, and the related audited statement of operations, changes in stockholders' equity and cash flows of the Company for the period ended December 31, 1998, together with the notes thereto; and

                           (ii)     the unaudited balance sheet of the Company
as of June 30, 1999 (the "UNAUDITED INTERIM BALANCE SHEET"), and the related unaudited statement of operations, changes in stockholders' equity and cash flows of the Company for the three (3) months then ended.

                  (b) All the Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Financial Statements is accurate in all material respects. The Financial Statements are in accordance with the books and records of the Company and present fairly the financial position of the Company as of the respective dates thereof and the results of operations, changes in stockholders' equity and cash flows of the Company for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material, and the absence of notes thereto.

                  (c) As of the date of this Agreement, the Company has no Liabilities in excess of $25,000, individually or in the aggregate, except for Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet.

         5.9      TITLE TO ASSETS.

                  (a) The Company owns all assets purported to be owned by it, free and clear of any material encumbrances, except liens for current taxes and assessments not delinquent.

                  (b) Each of the Company's assets is free of material defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted).

                  (c) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 5.9(c) of the Company Disclosure Schedule (the "LEASED PREMISES"). Part 5.9(c) of the Company Disclosure Schedule lists the premises covered by said leases. The Company enjoys peaceful and undisturbed possession of such premises.

                  (d) Part 5.9(d) of the Company Disclosure Schedule identifies all tangible assets that are leased to the Company that have a value in excess of $25,000. All leases pursuant to which the Company leases real or personal property are valid and in full force and effect in accordance with their respective terms and, to the knowledge of the Company, there exists no default thereunder.

         5.10     CONTRACTS.

                  (a) Part 5.10 of the Company Disclosure Schedule identifies and describes each material Company Contract. The Company has delivered to Purchaser accurate and complete copies of all Company Contracts identified in
Part 5.10 of the Company Disclosure Schedule, including all amendments thereto.

                  (b) Each Company Contract is currently valid and in full force and effect, and is enforceable by the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

                  (c) The Company is not in material default under any Company Contract, and, to the knowledge of the Company, (i) no Person has materially violated or breached, or declared or committed any material default under, any Company Contract; and (ii) the Company has not waived any of its rights under any Company Contract.

                  (d) (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) the Company has never been a party to or bound by any material joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

                  (e) No Person is renegotiating any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

                  (f) Part 5.10(f) of the Company Disclosure Schedule identifies and provides an accurate and complete description of each proposed Company Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted to or received by the Company and is outstanding and which would be material to the business or prospects of the Company.

                  (g) No party to any Company Contract has notified the Company to the effect that the Company has failed to perform a material obligation thereunder.

         5.11     EMPLOYEES.

                  (a) Part 5.11(a) of the Company Disclosure Schedule contains a list of all employees of the Company as of the date of the Agreement and their respective titles and annualized compensation.

                  (b) Part 5.11(b) of the Company Disclosure Schedule contains a list of Persons who are currently performing services for the Company business and are classified as

"consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."

                  (c) The Company has no collective bargaining agreements or union contracts with any of its employees. To the knowledge of the Company, there is no labor union organizing activity pending or threatened with respect to the Company. The employment of each of the Company's employees is terminable by the Company at will; and, except as set forth in Part 5.11(c) of the Company Disclosure Schedule, no employee has any agreement or contract, written or verbal, regarding his or her continued employment.

                  (d) To the Company's knowledge, (i) no employee of the Company, nor any consultant with whom the Company has contracted, is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company, and (ii) the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice (written or otherwise) alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the knowledge of the Company, no officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with the Company, and no employee of the Company has received an offer to join a business that is or likely would be competitive with the Company's business.

         5.12     COMPLIANCE WITH LEGAL REQUIREMENTS.

                  (a) The Company is in full compliance with each legal requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where any noncompliance would not have a Material Adverse Effect.

                  (b) The Company has not received, at any time, any notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement by the Company, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials, except to the extent noncompliance would not have a Material Adverse Effect.

         5.13     GOVERNMENTAL AUTHORIZATIONS.

                  (a) Part 5.13 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company. The Company has delivered to Purchaser accurate and complete copies of all such Governmental Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 5.13 of the Company Disclosure Schedule is valid and in full force and effect.

                  (b) The Governmental Authorizations identified in Part 5.13 of the Company Disclosure Schedule constitute all the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used, except to the extent that any failure to obtain any Governmental Authorization would not have a Material Adverse Effect.

         5.14     TAX MATTERS.

                  (a) Except to the extent set forth in Part 5.14 of the Company Disclosure Schedule, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. The Company has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                  (b) Part 5.14 of the Company Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("COMPANY RETURNS"). All Company Returns (i) have been, or will be, filed when due, and (ii) have been, or will be when filed, accurately and completely prepared pursuant to applicable law. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been paid on or before the Closing Date. The Company has delivered to Purchaser copies of all Company Returns filed by or on behalf of the Company or any other entity acquired by or merged into the Company prior to the Closing Date.

                  (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and the Company has disclosed the dollar amount of such reserves to Purchaser on or prior to the Closing Date.

                  (d) Part 5.14 of the Company Disclosure Schedule identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Purchaser copies of all audit reports and similar documents (to which the Company has access) relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

                  (e) No claim or other Proceeding is pending or has been threatened in writing or orally (formally or informally) against or with respect to the Company in respect of any Tax.

The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has never been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. Except as set forth in Part 5.14 of the Company Disclosure Schedule, the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes. None of the assets of the Company (i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company has not participated in an international boycott as defined in Code Section
999. The Company does not have a "permanent establishment," as defined in any applicable Tax treaty or convention of the United States of America, or fixed place of business in any foreign country. The Company is not, nor has it ever been, an "S corporation," within the meaning of Section 1361(a) of the Code.

                  (f) The Company is not party to any agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Except as set forth in Part 5.14 of the Company Disclosure Schedule, the Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract, and has not otherwise assumed the tax liability of any other Person under contract.

                  (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (h) The Company has no net operating losses or other tax attributes presently subject to limitation under Code Section 382, 383 or 384.

                  (i) All of the Selling Stockholders are "United States persons," within the meaning of Section 7701(a)(30) of the Code.

                  (j) The Company's final 1999 U.S. income tax return to be prepared pursuant to Section 12.4(b) will contain, in all material respects, an accurate and complete description of the Company's tax basis in its assets, its current and accumulated earnings and profits, its tax carryovers, and any tax elections.

                  (k) The Company has not and will not prior to the Merger redeem or make any extraordinary distribution (within the meaning of Treasury Regulations Section 1.368-

1T(e)(1)(ii)(A)) with respect to any Company capital stock in connection with the Merger; no "related person" of the Company (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) has purchased or will purchase prior to the Effective Time any Company capital stock in connection with the Merger.

                  (l) After the Merger, the Company will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes hereof, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to the Merger.

                  (m) The Liabilities of the Company, if any, and the Liabilities to which the assets of the Company are subject, if any, were or will be incurred by the Company in the Ordinary Course of Business.

                  (n) The Company and each of the Selling Stockholders will pay any of their own expenses incurred in connection with the Merger.

                  (o) The Company is not under the jurisdiction of a court in a "title 11 or similar case," within the meaning of Section 368(a)(3)(A) of the Code.

                  (p) The Company is not an investment company for purposes of
Section 368(a)(2)(F) of the Code.

                  (q) The Company's business conducted immediately before the Effective Time will be its "historic business" and its assets held immediately before the Effective Time will be its "historic business assets" for purposes of
Section 368 of the Code.

         5.15     SECURITIES LAWS COMPLIANCE; REGISTRATION RIGHTS.

         The Company has complied with all applicable federal and state securities laws in connection with all offers and sales of securities issued by the Company prior to the date of this Agreement. Except as set forth in
Part 5.15 of the Company Disclosure Schedule, the Company has not heretofore granted any other purchaser of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

         5.16     FINDERS AND BROKERS; FEES.

                  (a) Neither the Company nor any person acting on behalf of the Company has engaged any finder, broker, intermediary or any similar person in connection with the Transactions.

                  (b) The Company has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Transactions are consummated.

         5.17     ENVIRONMENTAL COMPLIANCE.

         To the knowledge of the Company, the Company is and has been at all times in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

         5.18     INSURANCE.

                  (a) Part 5.18 of the Company Disclosure Schedule sets forth each insurance policy maintained by or at the expense of, or for the benefit of, the Company:

                  (b) The Company has delivered to Purchaser copies of all of the insurance policies identified in Part 5.18 of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto.

                  (c) Each of the policies identified in Part 5.18 of the Company Disclosure Schedule is in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. Each of the policies identified in Part 5.18 of the Company Disclosure Schedule will continue in full force and effect following the Closing, and the Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to the Company.

                  (d) There is no pending claim under or based upon any of the policies identified in Part 5.18 of the Company Disclosure Schedule, and, to the Company's knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

                  (e) The Company has not received:

                           (i)      any notice or other communication (in
writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 5.18 of the Company Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

                           (ii)     any notice or other communication (in
writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 5.18 of the Company Disclosure Schedule.

         5.19     RELATED PARTY TRANSACTIONS.

                  (a) No Related Party has, and no Related Party has at any time since December 31, 1998, had, any direct or indirect material interest of any nature in any material asset of the Company or any Company Contract, except in such Related Party's capacity as a director, employee, officer or stockholder of the Company.

                  (b) No Related Party is, or has at any time since December 31, 1998, been, indebted to the Company for an amount, individually or in the aggregate, in excess of $25,000.

                  (c) Since December 31, 1998, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Company Contract, transaction or business dealing of any nature involving the Company, except in such Related Party's capacity as a director, employee, officer or stockholder of the Company.

                  (d) To the Company's knowledge, no Related Party is competing, or has at any time since December 31, 1998, competed, directly or indirectly, with the Company in any market served by the Company.

         5.20     ABSENCE OF CHANGES.

         Since March 31, 1999:

                  (a) there has not been any Material Adverse Change, and, to the knowledge of the Company, no event has occurred that is reasonably likely to have a Material Adverse Effect;

                  (b) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

                  (c) the Company has not amended its Certificate of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (d) the Company has not made any individual capital expenditure in excess of $50,000

                  (e) the Company has not pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any encumbrance;

                  (f) the Company has not made any loan or advance in excess of $25,000 to any Person;

                  (g) the Company has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees in excess of $5,000 individually or $10,000 in the aggregate;

                  (h) there has been no resignation or termination of employment of any officer or Critical Employee of the Company;

                  (i) there has been no borrowing or agreement to borrow by the Company or material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company;

                  (j) the Company has not discharged any encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of $25,000, individually or in the aggregate, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business and (ii) have been discharged or paid in the Ordinary Course of Business;

                  (k) the Company has not released or waived any material right or claim;

                  (l) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

                  (m) the Company has not received notice that there has been a loss of, or cancellation of a material order by, any customer of the Company; and

                  (n) the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (b) through (m) above.

         5.21     POWERS OF ATTORNEY.

         The Company has not given a power of attorney to any Person.

         5.22     BENEFIT PLANS; ERISA.

                  (a) Part 5.22 of the Company Disclosure Schedule lists (i) all "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all material employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and (iii) all other material employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "PLANS").

                  (b) None of the Plans is a Defined Benefit Plan, and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

                  (c) None of the Plans is a Multiemployer Plan, and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

                  (d) The Company does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA, or other applicable law.

                  (e) Each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

                  (f) All reports, forms and other documents required to be filed with any government entity with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

                  (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service that provides that it so qualifies through the last day of the "TRA 86 Remedial Amendment Period," as such term is defined in Section 3.02 or Revenue Procedure 96-55. To the Company's knowledge, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company and each Member of the Controlled Group have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

                  (h) All contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date by the Company in accordance with past practice and the recommended contribution in any applicable actuarial report.

                  (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

                  (j) With respect to each Plan:

                           (i)      no prohibited transactions (as defined in
Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of liability to the Company;

                           (ii)     no actions or claims (other than routine
claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or, to the knowledge of the Company, imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of liability to the Company;

                           (iii)    no facts exist which could give rise to any
such action or claim; and

                           (iv)     the Plan provides that it may be amended or
terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without a material amount of liability.

                  (k) Neither the Company nor any Member of the Controlled Group has any Plan-related liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA that could reasonably be expected to result in a material amount of liability to the Company.

                  (l) All the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Company Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

                  (m) Copies of all documents creating or evidencing any Plan listed in the Company Disclosure Schedule, and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed in the Company Disclosure Schedule.

                  (n) All expenses and liabilities relating to contributions required by law and the terms of the Plans described in the Company Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on the Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

         5.23     HSR ACT MATTERS.

         The Company is its own "ultimate parent entity" as such term is defined in 16 C.F.R. Section 801.1(a)(3). The Company, on a consolidated basis, does not engage in manufacturing within the meaning of 16 C.F.R. Section 801.1(j). The Company, on a consolidated basis, does not have assets with an aggregate book value of $10,000,000 or more based on its most recent regularly prepared balance sheet. This representation is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         5.24     FULL DISCLOSURE.

                  (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading.

                  (b) There is no fact within the knowledge of the Company (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities) that may (i) have a Material Adverse Effect or (ii) affect the ability of the Selling Stockholders or the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements to which it is contemplated to be a party.

                  (c) All the information set forth in the Company Disclosure
Schedule is accurate and complete in all material respects.

         5.25     DUE DILIGENCE INFORMATION.

         The Company has provided Purchaser and Purchaser's representatives with full and complete access to all of the Company's records and other documents and data, and has produced all documents and related materials in response to the reasonable requests of Purchaser.

6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.

         Except as set forth in the disclosure schedule provided by Purchaser attached hereto at SCHEDULE IV (the "PURCHASER DISCLOSURE SCHEDULE") Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Selling Stockholders as follows:

         6.1      ORGANIZATION, GOOD STANDING, AUTHORITY; BINDING NATURE OF
AGREEMENT.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Purchaser has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

                  (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Merger Sub was created solely to effect the Transactions.

         6.2      INVESTMENT REPRESENTATIONS.

                  (a) Purchaser understands that the Stock has not been registered under the Securities Act. Purchaser also understands that the Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Section 6.2.

                  (b) Purchaser is entering into the Transactions for Purchaser's own account for investment only, and not with the current intention of making a public distribution of the Stock.

                  (c) Purchaser represents that by reason of its, or of its management's business or financial experience, Purchaser has the capacity to protect its own interests in connection with the Transactions contemplated in this Agreement and the other Transactional Agreements. Purchaser is able to bear the loss of its entire investment in the Company. Purchaser is not a corporation, partnership or other entity specifically formed for the purpose of consummating this transaction.

                  (d) Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under to the Securities Act.

         6.3      PURCHASER STOCK.

         The Purchaser Stock to be issued to the Selling Stockholders and upon exercise of the Company Options assumed by Purchaser, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued and nonassessable.

         6.4      AUTHORITY; BINDING NATURE OF AGREEMENTS.

                  (a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Purchaser or Merger Sub, as the case may be, in connection herewith have been duly authorized by all necessary action on the part of Purchaser and Merger Sub and their respective board of directors.

                  (b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Purchaser and Merger Sub each constitute the legal, valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

         6.5      NON-CONTRAVENTION; CONSENTS.

         The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Transactions, by Purchaser and Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a material violation of (i) Purchaser and Merger Sub's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by Purchaser and Merger Sub Board or any committee thereof or the stockholders of Purchaser and Merger Sub;

                  (b) contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Purchaser and Merger Sub or any material assets owned or used by it are subject;

                  (c) cause any material assets owned or used by Purchaser and Merger Sub to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (d) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser or Merger Sub or any of their respective employees or that otherwise relates to Purchaser and Merger Sub's business or to any of the material assets owned or used by Purchaser and Merger Sub;

                  (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Purchaser Contract;

                  (f) give any Person the right to any payment by Purchaser or Merger Sub or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Purchaser or Merger Sub in favor of any Person, in any such case as a result of the change in control of Merger Sub or otherwise resulting from the Transactions; or

                  (g) result in the imposition or creation of any material encumbrance upon or with respect to any material asset owned or used by Purchaser and Merger Sub.

Except as set forth in Part 6.5 of the Purchaser Disclosure Schedule and as contemplated in this Agreement and the other Transactional Agreements, Purchaser and Merger Sub will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions.

         6.6      FINDERS AND BROKERS.

         Purchaser and Merger Sub will indemnify the Selling Stockholders and the Company and hold them harmless from any liability or expense arising from any claim for brokerage commissions, finder's fees or other similar compensation based upon any agreement, arrangement or understanding made by or on behalf of Purchaser or Merger Sub.

         6.7      REPORTS AND FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES.

                  (a) Purchaser has filed all reports required to be filed with the SEC pursuant to the Exchange Act, if any, since its initial public offering on December 9, 1998 (all such reports, including those to be filed prior to the Closing Date, collectively, the "PURCHASER SEC REPORTS"), and has previously furnished or made available to the Company true and complete copies of all the Purchaser SEC Reports filed, if any, with respect to periods ending after December 9, 1998 (including any exhibits thereto) and will promptly deliver to the Company any Purchaser SEC Reports filed between the date hereof and the Effective Time. All of such Purchaser SEC Reports complied at the time they were filed in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such Purchaser SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to Purchaser SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to Purchaser SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Purchaser included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Purchaser, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Purchaser, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Purchaser as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

                  (b) Except as specifically contemplated by this Agreement or reflected in the Purchaser SEC Reports, since March 31, 1999 there has not been
(i) any change or event having a Purchaser Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or distribution with respect to the common stock of Purchaser other than consistent with past practices, or (iii) any material change in Purchaser's accounting principles, procedures or methods.

         6.8      COMPLIANCE WITH APPLICABLE LAW.

         Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, Purchaser holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Purchaser is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Purchaser, except to the extent that the failure or violation would not in the aggregate have a Purchaser Material Adverse Effect.

         6.9      COMPLETE COPIES OF REQUESTED REPORTS.

         Purchaser has delivered or made available (through public sources or directly) true and complete copies of each document that has been reasonably requested by the Company or its counsel in connection with their legal and accounting review of Purchaser.

         6.10     CONTRACTS.

                  (a) Except as set forth in Part 6.10 of the Purchaser Disclosure Schedule, no Purchaser Contracts have come into existence since March 31, 1999, that have not previously been filed with the SEC, that will be required to be filed as exhibits to Purchaser's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

                  (b) Purchaser has previously made available for inspection and copying to the Company complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each Purchaser Contract (and any amendments or supplements thereto) listed on Part 6.10 of the Purchaser Disclosure Schedule. Except as set forth on Part 6.10 of the Purchaser Disclosure Schedule, (i) each Purchaser Contract (including any Purchaser Contract filed with the Purchaser SEC Reports) listed is in full force and effect, (ii) neither Purchaser nor, to its knowledge, any other party is in material default under any such Purchaser Contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default, (iii) to the knowledge of Purchaser, there are no material disputes or disagreements between Purchaser and any other party with respect to any such Purchaser Contract and (iv) each other party to each such Purchaser Contract has consented or been given notice (or prior to the Closing Date shall have consented or been given notice), where such consent or the giving of such notice is necessary, sufficient that such Purchaser Contract shall remain in full force and effect following the consummation of the Transactions, without material modification in the rights or obligations of Purchaser thereunder.

         6.11     TAX MATTERS.

                  (a) Except with respect to the NBC Transactions, Purchaser has no plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in the Purchaser losing Control of the Company.

                  (b) Purchaser has no plan or intention, following the Merger, to liquidate the Company; to merge the Company with or into any other corporation; to sell, distribute or otherwise dispose of the capital stock of the Company; or to cause the Company to sell or otherwise dispose of any of its assets (or of any of the assets acquired from Merger Sub) except for dispositions made in the Ordinary Course of Business or transfers permitted under Section 368(a)(2)(C) of the Code or prescribed by Treasury Regulations under Section 368 of the Code.

                  (c) Following the Merger, the historic business of the Company will be continued, or a significant portion of the Company's historic business assets will be used in a business.

                  (d) Neither the Purchaser nor any "related person" with respect to Purchaser (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) owns or has at any time during the past years owned any capital stock of the Company.

                  (e) Except for (I) repurchases or redemptions of Purchaser Stock that are consistent with past practices and purchase programs that were not created or modified in connection with the Merger, (II) possible repurchases of unvested shares of employees or consultants in connection with the termination of their services, and (III) possible reacquisitions of Purchaser Stock pursuant to the Escrow Agreement, neither the Purchaser or any "related person" with respect to the Purchaser (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) has any plan or intention to repurchase or redeem any of the Purchaser Stock to be issued in the Merger in exchange for shares of Company capital stock.

                  (f) Purchaser is not an investment company for purposes of
Section 368(a)(2)(F) of the Code.

7.       PRE-CLOSING COVENANTS OF THE COMPANY AND THE SELLING STOCKHOLDERS.

         7.1      CORPORATE PROCEEDINGS; STOCKHOLDER APPROVAL.

         The Company shall (i) ensure that resolutions (in form satisfactory to Purchaser) of the Company Board approving or adopting, as applicable, all necessary further action of the Company Board, this Agreement, the other Transactional Agreements and the Transactions and recommending approval by the Company's stockholders of the Agreement, the other Transactional Agreements and the Transactions, are passed as necessary pursuant to applicable law, and (ii) use Best Efforts to ensure that the stockholders of the Company take all necessary action to approve or adopt, as applicable, the Merger. In furtherance, and not in limitation of the foregoing:

                  (a) the Company, acting through the Company Board, shall, in accordance with all applicable legal requirements and its Certificate of Incorporation and Bylaws (i) promptly and duly call, give notice of, convene and hold as soon as practicable a meeting (or solicit an action by written consent in lieu thereof) of its stockholders for the purpose of voting to approve and adopt the Merger and this Agreement and the other Transactional Agreements to which the Company is a party, and (ii) recommend approval and adoption of the Merger and this Agreement and the other Transactional Agreements to which the Company is a party by the Company's stockholders and include in the Information Statement such recommendation, and take all lawful action to solicit such approval. The Company shall consult with Purchaser as to the timing and procedures of such meeting (or consent solicitation); and

                  (b) the Company will cooperate fully with respect to all requests by Purchaser to facilitate the preparation and mailing of the Information Statement. The Company shall furnish Purchaser with all information concerning the Company, its capital stock, the Selling Stockholders, the holders of the Company Options and other matters, and shall take all other actions, as Purchaser may reasonably request in connection with the Information Statement. Such information provided by the Company shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Whenever the Company obtains any knowledge of any event which should be set forth in an amendment or a supplement to the Information Statement, the Company will promptly inform Purchaser and will cooperate in mailing to the Selling Stockholders such amendment or supplement.

         7.2      ACCESS AND INVESTIGATION.

         The Company shall ensure that, at all times during the Pre-Closing
Period:

                  (a) The Company and its representatives provide Purchaser and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Company as Purchaser may reasonably request in good faith; and

                  (b) The Company and its representatives compile and provide Purchaser and its representatives with such additional financial, operating and other data and information regarding the Company as Purchaser may reasonably request in good faith.

         7.3      OPERATION OF BUSINESS.

         Except as otherwise contemplated by this Agreement and Section 5.3(b) of the Company Disclosure Schedule, the Company shall ensure that, during the Pre-Closing Period:

                  (a) the Company conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

                  (b) the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

                  (c) the Company keeps in full force all insurance policies identified in Part 5.18 of the Company Disclosure Schedule;

                  (d) the Company's officers confer regularly with Purchaser concerning operational matters and otherwise report regularly to Purchaser concerning the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects;

                  (e) the Company immediately notifies Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

                  (f) the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for shares for which the Company has a repurchase right under the Option Plan;

                  (g) the Company does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, other than options to purchase up to the number of shares of Common Stock pursuant to the Option Plan set forth on SCHEDULE II attached hereto, or unless approved in advance in writing by Purchaser;

                  (h) the Company does not amend its Certificate of Incorporation or Bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, or enter into any transaction or take any other action of the type referred to in Section 5.20(c) through (n);

                  (i) the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (j) the Company does not make any capital expenditure, except for capital expenditures made in the Ordinary Course of Business that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000, unless approved in advance in writing by Purchaser;

                  (k) the Company does not enter into, or permit any of the material assets owned or used by the Company to become bound by, any Contract;

                  (l) the Company does not incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business, unless approved in advance in writing by Purchaser;

                  (m) the Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

                  (n) the Company does not change any of its methods of accounting or accounting practices in any respect;

                  (o) the Company does not make any Tax election;

                  (p) the Company does not commence any Proceeding without the prior written consent of Purchaser; and

                  (q) the Company does not agree, commit or offer (in writing or otherwise) or attempt to take any of the actions described in the preceding clauses of this Section 7.3.

         7.4      FILINGS AND CONSENTS.

         The Company and the Holder Representative shall ensure that:

                  (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Selling Stockholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 5.5 of the Company Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

                  (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by the Company or the Selling Stockholders in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 5.5 of the Company
Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

                  (c) the Company promptly delivers to Purchaser a copy of each filing made, each notice given and each Consent obtained by the Company or the Selling Stockholders during the Pre-Closing Period; and

                  (d) during the Pre-Closing Period, the Company and its representatives cooperate with Purchaser and with Purchaser's representatives, and prepare and make available such documents and take such other actions as Purchaser may request in good faith, in connection with any filing, notice or Consent that Purchaser or Merger Sub is required or elects to make, give or obtain.

         7.5      NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

                  (a) During the Pre-Closing Period, the Company and the Holder Representative shall promptly notify Purchaser in writing of:

                           (i)      the discovery by the Company or the Selling
Stockholders of any event, condition, fact or circumstance that constitutes a material breach of any representation or warranty made by the Company or the Selling Stockholders in this Agreement or in any of the other Transactional Agreements; and

                           (ii)     any event, condition, fact or circumstance
that may make the timely satisfaction of any of the conditions set forth in
Section 4.1 impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.5(a) requires any change in the Company Disclosure Schedule or Information Statement, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company and the Selling Stockholders shall promptly deliver to Purchaser an update to the Company Disclosure Schedule (a "COMPANY DISCLOSURE SCHEDULE UPDATE") or to the Information Statement (an "INFORMATION STATEMENT UPDATE") specifying such change. Such Company Disclosure Schedule Update or Information Statement Update shall be deemed to supplement or amend the Company Disclosure Schedule or Information Statement for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or the Selling Stockholders in this Agreement or any of the Transactional Agreements as of the Closing or (ii) determining whether the conditions set forth in Section 4.1 have been satisfied, unless objected to in writing by Purchaser.

         7.6      NO NEGOTIATION.

         Neither the Company nor the Selling Stockholders nor any of their respective employees, directors, representatives, affiliates or advisors (including, without limitation, legal, accounting, financial and investment banking advisors) will directly or indirectly on behalf of the Company or the Selling Stockholders:

                  (a) enter into any agreement (or grant any option or right) to sell, transfer or otherwise dispose of the shares of capital stock or the assets of the Company or issue any controlling interest in shares of capital stock of the Company, directly or indirectly, to any person other than Company Options and shares issuable upon exercise of the Company Options in the ordinary course;

                  (b) hold any discussion with, or provide any information to, any person concerning the Company in connection therewith or provide any information to, any person concerning the Company in connection therewith; or

                  (c) respond to any inquiry made by any person concerning a proposed acquisition of any assets or capital stock of the Company, except to advise such person that the Company has entered into this Agreement. The Company and the Holder Representative, on behalf of the Selling Stockholders, further agree to advise Purchaser immediately upon receiving any inquiry from any such person. If the Company receives a bona fide offer concerning a proposed acquisition of any assets or capital stock of the Company, the Company shall, in addition to notifying Purchaser of the receipt of such offer, identify the identity of the proposed buyer.

         7.7      BEST EFFORTS.

         During the Pre-Closing Period, the Company and the Selling Stockholders shall (i) use their Best Efforts to (i) cause the conditions set forth in
Section 4.1 to be satisfied on a timely basis and (ii) complete the unaudited balance sheet of the Company as of June 30, 1999, and the related unaudited statement of operations, changes in stockholders' equity and cash flows of the Company for the three (3) and six (6) months then ended, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Section 5 of this Agreement becoming untrue, in any of the conditions of Closing set forth in Section 4.1 not being satisfied or in the business of the Company becoming materially less valuable.

8.       PRE-CLOSING COVENANTS OF PURCHASER.

         8.1      CORPORATE PROCEEDINGS.

                  (a) Purchaser shall ensure that resolutions (in form satisfactory to Purchaser) of the Purchaser Board approving or adopting, as applicable, all necessary further action of the Purchaser Board, this Agreement, the other Transactional Agreements and the Transactions and, if required, recommending approval by Purchaser's stockholders of the Agreement, the other Transactional Agreements and the Transactions.

                  (b) Prior to or after the signing of this Agreement, Purchaser will prepare an Information Statement (the "INFORMATION STATEMENT"), subject to
Section 7.1(b), and use its Best Efforts to cause the Information Statement and any other disclosure documents deemed appropriate by Purchaser to be mailed to Selling Stockholders in connection with obtaining the approval of such Selling Stockholders of the Merger and this Agreement and the other Transactional Agreements to which Purchaser is a party.

         8.2      ACCESS AND INVESTIGATION.

         Purchaser shall ensure that, at all times during the Pre-Closing
Period:

                  (a) Purchaser and its representatives provide the Company and its representatives with free and complete access at reasonable times to Purchaser's premises and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Purchaser;

                  (b) Purchaser and its representatives provide the Company and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to Purchaser as the Company may request in good faith; and

                  (c) Purchaser and its representatives compile and provide the Company and its representatives with such additional financial, operating and other data and information regarding Purchaser as the Company may request in good faith.

         8.3      FILINGS AND CONSENTS.

         Purchaser shall ensure that:

                  (a) each filing or notice required to be made or given (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by Purchaser or Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is made or given as soon as possible after the date of this Agreement;

                  (b) each Consent required to be obtained (pursuant to any applicable legal requirement, Order or Contract, or otherwise) by Purchaser or Merger Sub in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

                  (c) Purchaser promptly delivers to the Company a copy of each filing made, each material notice given and each material Consent obtained by Purchaser or Merger Sub during the Pre-Closing Period; and

                  (d) during the Pre-Closing Period, Purchaser or Merger Sub and the representatives of either cooperate with the Company and its representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain.

         8.4      NOTIFICATION.

         During the Pre-Closing Period, Purchaser or Merger Sub shall promptly notify the Company in writing of:

                  (a) the discovery by Purchaser of any event, condition, fact or circumstance that constitutes a breach of any representation or warranty made by Purchaser or Merger Sub in this Agreement or in any of the other Transactional Agreements;

                  (b) any breach of any covenant or obligation of Purchaser or Merger Sub; and

                  (c) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 4.2, impossible or unlikely.

         8.5      BEST EFFORTS.

         During the Pre-Closing Period, each of Purchaser or Merger Sub shall use its Best Efforts to cause the conditions set forth in Section 4.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Section 6 of this Agreement becoming untrue or in any of the conditions of Closing set forth in Section 4.2 not being satisfied.

9.       OTHER AGREEMENTS.

         9.1      REGISTRATION OF COMPANY OPTIONS.

         Purchaser agrees that as soon as reasonably practicable after the Closing Date, but in no event later than fifteen (15) days following the Closing Date, it will cause to be filed one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8, in order to register, if necessary, the shares of Common Stock of Purchaser issuable upon exercise of the aforesaid converted Company Options.

9.2      CONFIDENTIALITY.

         Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the Mutual Nondisclosure Agreement by and between Purchaser and the Company, dated as of June 15, 1999 (the "NONDISCLOSURE AGREEMENT").

9.3      PUBLIC DISCLOSURE.

         Unless otherwise required by law (including, without limitation, securities laws) or, as to Purchaser, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or any Transactional Agreement shall be made by any party hereto unless approved by Purchaser and the Company prior to release; PROVIDED, that such approval shall not be unreasonably withheld, PROVIDED, FURTHER, that the parties agree and understand that certain disclosures regarding the Transactions may be made to (i) employees of

Purchaser and the Company, (ii) third parties whose consent or approval may be required in connection with the Transactions, and (iii) the professional advisors of Purchaser, the Company and the Selling Stockholders, in each case without any prior written consent.

         9.4      VALUATION REPORT.

         The Company shall cooperate with Purchaser to prepare a report relating to the valuation of the Company.

         9.5      NO INCONSISTENT ACTION.

         None of Purchaser, the Company or the Selling Stockholders shall take any action inconsistent with the treatment of the Merger as a reorganization under Section 368(a) of the Code. Notwithstanding any other provision of this Agreement, the undertaking set forth in this Section 9.5 shall not expire.

         9.6      TERMS OF EMPLOYMENT OF CRITICAL EMPLOYEES.

         Purchaser and the Critical Employees shall agree to the employment terms set forth in the forms of Employment and Non-Competition Agreement attached hereto as EXHIBIT D.

         9.7      PATENT OPINIONS.

         The Company and the Holder Representative shall ensure that: (i) within ten (10) days of the Closing Date, a request will have been made to the United States Patent and Trademark Office for the prosecution history relating to the patents specified in Exhibit A to the Escrow Agreement; and (ii) within thirty
(30) days of the Closing Date, the Supplemental Technology Description specified in the same Exhibit A will have been delivered to the Company's patent counsel.

         9.8      EFFECT OF PRE-CLOSING COVENANTS.

         The pre-closing covenants of the Company, the Selling Stockholders and Purchaser contained in Sections 7 and 8 shall be of no force or effect unless the date hereof is not the Closing Date.

10.      TERMINATION.

         10.1     TERMINATION EVENTS.

         This Agreement may be terminated prior to Closing:

                  (a) by Purchaser if there is a material breach of any covenant or obligation of the Company or the Selling Stockholders under this Agreement or any of the Transactional Agreements and such breach has not been cured within ten (10) business days of after written notice of such breach is given to the Company or the Holder Representative, as appropriate;

                  (b) by the Company if there is a material breach of any covenant or obligation of Purchaser and such breach has not been cured within ten (10) business days of after written notice of such breach is given to Purchaser;

                  (c) by the Company pursuant to the provisions specified in
Section 1.3(b)(iii);

                  (d) by either Purchaser or the Company if the Closing has not taken place on or before July 31, 1999; or

                  (e) by the mutual consent of Purchaser and the Company.

         10.2     TERMINATION PROCEDURES.

         If Purchaser wishes to terminate this Agreement pursuant to Section 10.1(a) or Section 10.1(d), Purchaser shall deliver to the Selling Stockholders a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 10.1(b), Section 10.1(c) or Section 10.1(d), the Company shall deliver to Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

         10.3     EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, that each party shall remain liable for any breaches of this Agreement prior to its termination and PROVIDED, FURTHER, that Sections 9.2, 9.3, 10, 12.2, 12.3 and
12.11 shall survive the termination of this Agreement.

         10.4     EXCLUSIVITY OF TERMINATION RIGHTS.

         Except to the extent termination occurs due to the bad faith of the other party, the termination rights and obligations provided in this Section 10 shall be deemed to be exclusive. Subject to the provisions of Section 10.3, the parties shall not have any other or further Liabilities to or with respect to one another by reason of this Agreement or its termination.

11.      INDEMNIFICATION, ETC.

         11.1     SURVIVAL OF REPRESENTATIONS AND COVENANTS.

                  (a) The representations, warranties, covenants and obligations of each party (including the Selling Stockholders) set forth in this Agreement, the Escrow Agreement, the Investment Agreement and the Registration Rights Agreement shall survive the Closing Date, and any subsequent Acquisition Transaction effected by or otherwise involving the Purchaser or the Company, to the extent provided in this Section 11.1(a). All representations and warranties (as well as covenants and obligations to be performed prior to the Closing Date) of the parties in this Agreement, the Escrow Agreement, the Investment Agreement and the Registration Rights Agreement shall terminate and have no further force or effect on the Indemnification

Termination Date, unless earlier terminated pursuant to Section 10.1; PROVIDED, HOWEVER, that any representation or warranty made herein or in the Escrow Agreement, the Investment Agreement or the Registration Rights Agreement, (i) the breach of which resulted from the commission of fraud or an intentional misrepresentation or omission by a Selling Stockholder or (ii) which a Selling Stockholder knew was false when made (each such Selling Stockholder referred to in clause (i) and (ii) above, shall be referred to herein as a "RESPONSIBLE STOCKHOLDER"), shall, solely with respect to such Responsible Stockholder and in connection with such Responsible Stockholder's indemnification obligations under Section 11 hereof, terminate and have no further force or effect on the second anniversary of the Closing Date, and any covenants or obligations under this Agreement or any of the other Transactional Agreements to be performed after the Closing shall survive the Closing as required for the completion of such covenants or obligations.

                  (b) The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or the knowledge of, any of the parties or any of their respective representatives.

                  (c) For purposes of this Agreement, although each statement or other item of information set forth in the Company Disclosure Schedule qualifies the specific representation and warranty to which such information refers, all such statements and other items of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

                  (d) The representations, warranties, covenants and obligations of the Company or the Selling Stockholders in this Agreement or any other Transactional Agreement (other than the Employment and Non-Competition Agreements) are made to Purchaser and for the benefit of each Indemnitee (as defined in Section 11.2(a) below).

         11.2     INDEMNIFICATION BY THE SELLING STOCKHOLDERS.

                  (a) Subject to the remainder of this Section 11.2 and Section 11.7, and to the extent of each Selling Stockholder's pro rata share of the Indemnification Portion, the Selling Stockholders covenant and agree to defend, indemnify and hold harmless Purchaser, and each of its officers, directors, employees, agents and representatives (collectively, the "INDEMNITEES" and individually each an "INDEMNITEE") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any third party claim) directly or indirectly arising or resulting from or connected with any breach of any representation or warranty made by the Company or the Selling Stockholders in this Agreement, the Escrow Agreement, the Investment Agreement or the Registration Rights Agreement. Notwithstanding the foregoing, each Responsible Stockholder shall be liable up to such Responsible Stockholder's pro rata share of the Merger Consideration for Damages resulting from (i) the commission of fraud or an intentional misrepresentation or omission by such Responsible Stockholder in connection with the representations and warranties contained in this Agreement, the Escrow Agreement, the Investment Agreement or the Registration Rights Agreement or (ii) the breach of any representation or warranty contained in this Agreement, the Escrow Agreement, the Investment

Agreement or the Registration Rights Agreement which such Responsible Stockholder knew was false when made.

                  (b) From and after the Closing Date, the Selling Stockholders shall protect, defend, indemnify and hold harmless the Indemnitees from any and all Taxes (including without limitation any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) that are (i) imposed on Purchaser or any member (other than the Company) of any consolidated, unitary or combined group that includes or included the Company and (ii) imposed on the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable (A) for any Pre-Closing Period, (B) resulting by reason of the several liability of the Company pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) in respect of any taxable income included by the Company in a Post-Closing Period that is attributable to income that is realized in a Pre-Closing Period, including, in each case, the appropriate portion of a Straddle Period, or (D) in respect of any Post-Closing Period, attributable to any mandatory change in accounting method employed by the Company during any of its previous taxable years, or (E) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership reporting the Company as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date; provided, however, that the Selling Stockholder's liability under the foregoing provisions of this paragraph shall be reduced as to any item to the extent that such item was either (x) specifically reserved for in the Unaudited Interim Balance Sheet or (y) satisfied through an estimated Tax payment by the Company after the date of the Unaudited Interim Balance Sheet, provided that such payment is attributable to a Post-Closing Period and, on or before the Closing, the Company provides satisfactory evidence of such payment to Purchaser. Notwithstanding anything to the contrary contained in this Agreement, (i) the representations, warranties and covenants of the Company and the Selling Stockholders set forth in Sections 5.14 and 12.4 hereof shall survive the execution and delivery hereof and the Closing and continue until the expiration of the applicable statute of limitations date (or any extensions thereof) and (ii) the aggregate liability of each Selling Stockholder under this Section 11.2(b) shall not exceed such Selling Stockholder's pro rata share of the Merger Consideration.

                  (c) After Closing, no Person shall be required to indemnify any Indemnitee with respect to any claim for indemnification pursuant to Section 11.2(a) and 11.2(b) unless and until the aggregate amount of indemnifiable Damages suffered by all Indemnitees subject to indemnification pursuant to this Agreement exceeds $100,000 (the "BASKET"), and only to the extent such amount exceeds the Basket. The aggregation of claims must reach the Basket only once, and after such point the Indemnitees may seek indemnification for all claims in excess of the Basket that may arise under this Section 11.2.

                  (d) Claims for indemnification under this Section 11.2 shall be made first from the Indemnification Portion Escrow Account. The number of shares of Purchaser Stock to be released to Purchaser pursuant to the terms of the Escrow Agreement shall be calculated by dividing the dollar amount of the Damages incurred by the Indemnitee by the Average Purchaser Stock Price.

                  (e) The Selling Stockholders are not required to make any indemnification payment hereunder unless a claim is initiated in the manner set forth in the Escrow Agreement prior to the termination date of such Selling Stockholders' indemnification obligations specified in Section 11.2(a).

         11.3     TAX INDEMNIFICATION BY PURCHASER.

         Purchaser shall indemnify and hold the Selling Stockholders harmless from and against the following Taxes with respect to the Company: (a) except as described in Section 11.2(b), any and all Taxes for any taxable period beginning or deemed to begin after the Closing Date, due or payable by the Company or Purchaser (except to the extent such Taxes arise or result from a breach of representations or warranties provided for in Section 5.14 or in Section 3.1 of the Investment Agreement); or (b) any and all Taxes attributable to acts or transactions of the Company occurring on the Closing Date but after the Closing and not in the Ordinary Course of Business.

         11.4     NO CONTRIBUTION.

         It is the intention of the parties that after the Closing the remedy for Purchaser or any Indemnitee seeking indemnification from the Selling Stockholders hereunder shall be a remedy solely against the Selling Stockholders and not against the Company; accordingly, the Selling Stockholders agree to waive any right of contribution or right of indemnity between the Company and such Selling Stockholder in connection with any indemnification obligation of such Selling Stockholder to any Indemnitee arising under the Transactional Agreements or otherwise in connection with any of the Transactions. The Selling Stockholders further acknowledge that the waivers, acknowledgments and agreements of such Selling Stockholders contained in this Section are an essential inducement to Purchaser in entering into this Agreement and agreeing to consummate the Transactions.

         11.5     SETOFF.

         In addition to any rights of setoff or other rights that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by the other under this Section 11 against any amount otherwise specifically payable by such Person by the terms of this Agreement.

         11.6     DEFENSE OF THIRD PARTY CLAIMS.

         In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Purchaser, the Company, the Selling Stockholders, any other Indemnitee or any other Person) with respect to which a party hereto may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 11, the party to be indemnified (the "INDEMNIFIED PARTY") shall reasonably promptly, but in any event within thirty (30) days following the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the "INDEMNIFYING PARTY") of such claim or Proceeding by providing notice to the Holder Representative. In any such event, the Indemnified Party may proceed with the defense of such claim or Proceeding and the Indemnifying Party shall bear and pay all reasonable costs and expenses (including attorneys fees and costs) in connection with the Indemnified Party's defense of any such claim or Proceeding (whether or not incurred by the Indemnified Party); PROVIDED, that all such expenses paid by the Selling Stockholders, combined with any other indemnification, will in no event exceed the respective indemnification limitations set forth in Section 11.2(a).

         If the Indemnified Party so proceeds with the defense of any such claim or Proceeding:

                  (a) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

                  (b) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

                  (c) the Indemnified Party shall keep the Holder Representative informed of all material developments and events relating to such claim or Proceeding;

                  (d) the Selling Stockholders shall have the right to participate in the defense of such claim or Proceeding at their own expense; and

                  (e) the Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Selling Stockholders or the Holder Representative, which consent shall not be unreasonably withheld.

         Notwithstanding the foregoing, the Selling Shareholders shall have the right (but not the obligation), at their own expense, to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Company Return involving only periods ending on or before the Closing Date; PROVIDED, HOWEVER, that the Selling Shareholders shall not settle, or compromise any such audit, etc. without the Purchaser's timely and reasonable prior written consent.

         11.7     SOLE REMEDY.

         Other than rights to equitable relief, the sole remedy available to any Indemnitee or other Person for breaches of this Agreement or the other Transactional Agreements shall be limited to the rights set forth in this
Section 11. The maximum aggregate amounts payable by the Company or the Selling Stockholders, as the case may be, to any and all Indemnitees for any and all Damages arising out of, or in connection with, this Agreement, any Transactional Agreement, any certificate, any other document delivered, or any of the Transactions, are the amounts specified as limitations in Section 11.2(a) hereof. In no event will any other Person except the named Indemnitees have any rights to any payments whatsoever.

         11.8 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PURCHASER AND BY SELLING STOCKHOLDERS.

         Except with respect to the indemnification rights of the Selling Stockholders set forth in Section 11.3, no Person other than an Indemnitee (or any successor or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser, the Company and the Selling Stockholders (or any successor assignee thereof) shall have consented to the assertion of such indemnification claim or the exercising of such other remedy.

12.      MISCELLANEOUS.

         12.1     FURTHER ASSURANCES.

         Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         12.2     FEES AND EXPENSES.

         Subject to the provisions of this Agreement (including the indemnification and other obligations of the Selling Stockholders pursuant to
Section 11), each party shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of such party in connection with the Transactions; PROVIDED, that, the Selling Stockholders shall bear and pay all fees, costs and expenses incurred on behalf of the Company in connection with the negotiation of this Agreement and the Transactional Agreements in excess of $160,000, and any such excess shall be paid out of the Indemnification Portion.

         12.3     ATTORNEYS' FEES.

         If any legal action or other legal proceeding (including arbitration) relating to the Transactions or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled), including any fees incurred with respect to the production of a Patent Opinion.

         12.4     TAXES.

                  (a) The Selling Stockholders shall be responsible for sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Merger, including but not limited to any interest or penalties in respect thereof.

                  (b) The Selling Stockholders shall cause the Company's accountants to prepare and the Company to timely file and pay amounts owed with respect to all Company Returns not already filed for the Company for all tax periods ended or ending on or before the Closing Date (the "Final Returns"), and shall pay the Company's accountants for such preparation and filing. The Final Returns shall be prepared in a manner consistent with previously filed Company Returns. The Selling Stockholders (or their authorized representative) shall send a copy of all Final Returns to Purchaser for its review and comment and, if required, appropriate execution, at least fifteen (15) days prior to the filing thereof.

                  (c) Purchaser shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to the Company and any of its businesses, assets, or operations, provided that any Tax Return to be prepared and filed by Purchaser for a Straddle Period shall be prepared on a basis consistent with the last previous similar Tax Return ("STRADDLE RETURNS"). Prior to filing any Straddle Return, at the written request of a Selling Stockholder (or its authorized representative), Purchaser shall make the Straddle Return available to a Selling Stockholder for its review and comment at the offices of Purchaser or such other office designated by Purchaser.

                  (d) The parties agree that if the Company is permitted but not required under applicable Tax laws to treat the Closing Date as the last day of a taxable period, they shall treat such day as the last day of a taxable period. Any Taxes for a Straddle Period with respect to the Company shall be apportioned for purposes of Sections 11.3 and 12.4 between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of the Company during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

         12.5     GOVERNING LAW.

                  (a) This Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

                  (b) Any legal action or other legal proceeding relating to this Agreement or any other Transactional Agreement or the enforcement of any provision of this Agreement or any other Transactional Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Francisco, California. Each Selling Stockholder and each party to this
Agreement:

                           (i)      expressly and irrevocably consents and
submits to the jurisdiction of each state and federal court located in the County of San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

                           (ii)     agrees that each state and federal court
located in the County of San Francisco, California shall be deemed to be a convenient forum; and

                           (iii)    agrees not to assert (by way of motion, as a
defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of San Francisco, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or any other Transactional Agreement or the subject matter of this Agreement or any Transactional Agreement may not be enforced in or by such court.

                  (c) Notwithstanding the foregoing, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against each Selling Stockholder in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

                  (d) Nothing contained in Section 12.5(b) or (c) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise proceed against the Company or any Selling Stockholder in any other forum or jurisdiction.

         12.6     SUCCESSORS AND ASSIGNS.

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and the Indemnitees and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Stock from time to time. None of the parties hereto may assign any of its or their rights or obligations hereunder to any other party (by contract, operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void and of no effect.

         12.7     ENTIRE AGREEMENT.

         The Transactional Agreements, the Nondisclosure Agreement, the Schedules and the Exhibits thereto and the other documents contemplated expressly thereby constitute the full and entire understanding and agreement among the parties thereto with regard to the subjects hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

         12.8     SEPARABILITY.

         In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.9     AMENDMENTS.

         This Agreement may be amended or modified only upon the mutual written consent of the Holder Representative, the Company and Purchaser. Any amendment or modification effected pursuant to this Section 12.9 shall be binding upon the Selling Stockholders, the Company, Purchaser and Merger Sub.

         12.10    NOTICES.

         Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto), with a confirming copy of any notice by telecopier sent promptly by hand, registered mail, courier or express delivery service:

if to the Company:

         LiquidMarket, Inc.
         5757 W. Century Boulevard, Suite 465
         Los Angeles, CA 90045
         Attention:  Gauthier Groult
         Telecopier:  310-670-4598


         with a copy to:

         Hale & Dorr, LLP
         60 State Street
         Boston, MA 02109
         Attention:  Christopher Umana, Esq.
         Telecopier:  617-526-5000

if to the Holder Representative, to its address set forth on the signature page hereof;


if to Purchaser:

         XOOM.com, Inc.
         300 Montgomery Street
         Third Floor
         San Francisco, California  94104
         Attention:  Rajesh A. Aji, Esq.
         Telecopier:  415-445-2526

         with a copy to:

         Morrison & Foerster LLP
         425 Market Street
         San Francisco, California 94105
         Attention:  Bruce Alan Mann, Esq.
         Telecopier:  415-268-7522

         SNAP! LLC
         One Beach Street
         San Francisco, California 94133
         Attention:  Chief Financial Officer
         Telecopier:  415-392-9088

         National Broadcasting Company, Inc.
         30 Rockefeller Plaza
         New York, NY 10012
         Attention:  Vice President, Corporate Law
         Telecopier:  212-977-7165

         12.11    PUBLICITY AND USE OF CONFIDENTIAL INFORMATION.

                  (a) Notwithstanding anything to the contrary contained in any agreement among the parties hereto, Purchaser shall have the right to disclose the Company's financial statements and related information, the terms of this Agreement and the identity of the Company to potential investors of Purchaser, through the use of printed offering materials or otherwise or as otherwise required by applicable legal requirements.

                  (b) The Company and the Selling Stockholders, on the one hand, and Purchaser, on the other, shall keep strictly confidential, and shall not use, or disclose to any other Person, any non-public document or other information in the Company's or the Selling Stockholders' possession, on the one hand, and in Purchaser's possession, on the other, that relates directly or indirectly to the business of the Company, Purchaser or any affiliate of Purchaser; PROVIDED, THAT Purchaser or the Selling Stockholders may disclose such non-public information as required by any applicable law or rule to which Purchaser or the Selling Stockholders is subject, including the Exchange Act and the rules of the National Association of Securities Dealers, Inc.

                  (c) Neither the Company nor the Selling Stockholders shall issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated by or on behalf of the Company or the Selling Stockholders without Purchaser's prior written consent, and the Company and the Selling Stockholders shall continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential.

         12.12    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         12.13    DELAYS OR OMISSIONS; WAIVERS.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         12.14    REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE.

         All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative. Each of the parties agrees that:

                  (a) in the event of any breach or threatened breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and

                  (b) neither Purchaser nor any other Indemnitee, on the one hand, nor the Selling Stockholders, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

         12.15    HEADINGS.

         The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         12.16    CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise specified, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT AND PLAN OF MERGER as of the date set forth in the first paragraph hereof.



COMPANY:                                LIQUIDMARKET, INC.
                                        a Delaware corporation

                                        By: /s/ Gauthier H. Groult
                                           ------------------------------------
                                               Name: Gauthier H. Groult
                                               Title:    Chief Executive Officer

PURCHASER:                              XOOM.COM, INC.
                                        a Delaware corporation

                                        By: /s/ John Harbottle
                                           ------------------------------------
                                               Name:  John Harbottle
                                               Title: Chief Financial Officer

MERGER SUB:                             XOOM ACQUISITION SUB II, INC.
                                        a Delaware corporation

                                        By: /s/ John Harbottle
                                           ------------------------------------
                                               Name:  John Harbottle
                                               Title:  Chief Financial Officer

HOLDER REPRESENTATIVE:

ADDRESS:
                                        By: /s/ Rajesh Parekh
                                           ------------------------------------
151 Bridgton Court                             Rajesh Parekh
Los Altos, CA 94022



                         INDEX OF SCHEDULES AND EXHIBITS

Schedule I                Schedule of Selling Stockholders

Schedule II               Schedule of Company Options

Schedule III              Company Disclosure Schedule

Schedule IV               Purchaser Disclosure Schedule

Exhibit A                 Certain Definitions

Exhibit B                 Form of Escrow Agreement

Exhibit C                 Form of Registration Rights Agreement

Exhibit D                 Forms of Employment and Non-Competition Agreement

Exhibit E                 Form of Investment Agreement

Exhibit F                 Form of Stockholder Questionnaire

Exhibit G                 Form of Legal Opinion of Hale and Dorr, LLP, counsel to the
                          Selling Stockholders and the Company

Exhibit H                 Form of Legal Opinion of Morrison & Foerster LLP, counsel to
                          Purchaser

Exhibit I                 Financial Statements of the Company

                          AGREEMENT AND PLAN OF MERGER

                                   SCHEDULE I

                        SCHEDULE OF SELLING STOCKHOLDERS

                          AGREEMENT AND PLAN OF MERGER

                                   SCHEDULE II

                               SCHEDULE OF OPTIONS

                          AGREEMENT AND PLAN OF MERGER

                                  SCHEDULE III

                           COMPANY DISCLOSURE SCHEDULE

                          AGREEMENT AND PLAN OF MERGER

                                   SCHEDULE IV

                          PURCHASER DISCLOSURE SCHEDULE

                          AGREEMENT AND PLAN OF MERGER

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of this Agreement:

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

         (a) the sale or other disposition of all or any portion of the Company's business or assets (other than in the Ordinary Course of Business);

         (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

         (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

         ADDITIONAL EMPLOYEE OPTION GRANTS. "Additional Employee Option Grants" shall have the meaning specified in Section 3.1(c)(ii).

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this EXHIBIT A is attached (including the Disclosure Schedule and all other schedules and exhibits attached thereto), as it may be amended from time to time.

         AVERAGE PURCHASER STOCK PRICE. "Average Purchaser Stock Price" shall mean (a) $47.125, in the event that the Merger Consideration is calculated in accordance with Section 1.3(a) or (b) the lesser of (i) the average closing price of Purchaser Stock on the Nasdaq National Stock Market for the twenty-seven (27) trading days ending on the last trading day prior to the Closing Date or (ii) the average closing price of Purchaser Stock on the Nasdaq National Stock Market for the five (5) trading days ending on the last trading day prior to the Closing Date, for purposes of the calculations in
Section 1.3(b)(i) or 1.3(b)(ii), and in the event that, as a result of such calculations, the Merger Consideration is determined pursuant to Section 1.3(b)(i), (ii) or (iii).

         BASKET. "Basket" shall have the meaning specified in Section 11.2(b).

         BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

         CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning specified in Section 1.2.

         CERTIFICATES. "Certificates" shall have the meaning specified in
Section 3.2(a).

         CLOSING. "Closing" shall have the meaning specified in Section 3.4.

         CLOSING DATE. "Closing Date" shall have the meaning specified in
Section 3.4.

         CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         COMMON STOCK. "Common Stock" shall have the meaning specified in
Section 3.1(b).

         COMPANY. "Company" shall mean LiquidMarket, Inc., a Delaware corporation.

         COMPANY BOARD. "Company Board" shall mean the members of the board of directors of the Company.

         COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning specified in Section 4.1(c)(vii).

         COMPANY CONTRACT. "Company Contract" shall mean any contract listed on the Disclosure Schedule.

         COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall have the meaning specified in the introductory paragraph to Section 5.

         COMPANY DISCLOSURE SCHEDULE UPDATE. "Company Disclosure Schedule Update" shall have the meaning specified in Section 7.5(b).

         COMPANY OPTIONS. "Company Options" shall refer to those options granted by the Company, or proposed to be granted prior to the Closing Date, to purchase shares of the Common Stock of the Company as set forth on
SCHEDULE II attached hereto.

         COMPANY PREFERRED STOCK. "Company Preferred Stock" shall have the meaning specified in Section 5.3(a).

         COMPANY RETURNS. "Company Returns" shall have the meaning specified in Section 5.14(b).

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

         CONSTITUENT CORPORATIONS. "Constituent Corporations" shall refer to the Company and Merger Sub.

         CONTRACT. "Contract" shall mean, with respect to any Person, any written or oral or other contract, arrangement or other agreement to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its respective business, properties or assets receive benefits.

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         CONTROL. "Control" shall consist of direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classIes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of the corporation.

         CRITICAL EMPLOYEES. "Critical Employees" shall refer to Gauthier Groult and Francois Rouaix, each of whom are considered by Purchaser to be critical to success of the Company's business operations.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee resulting from, but not limited to, the defense of third party claims pursuant to Section 11.5 of this Agreement, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         DEFINED BENEFIT PLAN. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

         DISSENTING HOLDER. "Dissenting Holder" shall have the meaning specified in Section 3.6(a).

         DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in Section 3.6(a).

         EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2.

         EMPLOYMENT AND NON-COMPETITION AGREEMENT. "Employment and Non-Competition Agreement" shall refer to the employment contract by and between Purchaser and each of the Critical Employees substantially in the forms attached at EXHIBIT D.

         END-USER LICENSES. "End-User Licenses" shall have the meaning specified in Section 5.6.

         ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

         ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign legal requirement relating to pollution or protection of human health or the environment.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         ESCROW ACCOUNT. "Escrow Account" shall have the mean the account into which the Holdback Amount is deposited.

         ESCROW AGENT.  "Escrow Agent" shall refer to USBank Trust, N.A.

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         ESCROW AGREEMENT. "Escrow Agreement" shall have the meaning specified in Section 1.4.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         EXCHANGE RATIO. "Exchange Ratio" shall have the meaning specified in
Section 3.1(b).

         FINAL RETURNS. "Final Returns" shall have the meaning specified in
Section 12.4(b).

         FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 5.8(a).

         GAAP. "GAAP" shall mean generally accepted accounting principles.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

         (a) permit, license, certificate, franchise, approval, consent, permission, clearance, waiver, certification, designation, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement; or

         (b)      right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any:

         (a) nation, principality, state, province, territory, county, municipality, district or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign or other government; or

         (c) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         HAZARDOUS MATERIALS. "Hazardous Materials" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous or toxic, or which is otherwise regulated, under any legal requirement, as well as any asbestos, polychlorinated biphenyls ("PCBs"), petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. Sections 2011 et seq.

         HOLDBACK AMOUNT. "Holdback Amount" shall have the meaning specified in Section 1.4.

         HOLDER REPRESENTATIVE. "Holder Representative" shall have the meaning specified in the first paragraph hereof.

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

         INDEMNIFICATION PORTION. "Indemnification Portion" shall have the meaning specified in Section 1.1 of the Escrow Agreement.

         INDEMNIFICATION PORTION ESCROW ACCOUNT. "Indemnification Portion Escrow Account" shall have the meaning specified in Section 1.1 of the Escrow Agreement.

         INDEMNIFICATION TERMINATION DATE. "Indemnification Termination Date" shall have the meaning specified in Section 3.2 of the Escrow Agreement.

         INDEMNIFIED PARTY. "Indemnified Party" shall have the meaning specified in Section 11.6.

         INDEMNIFYING PARTY. "Indemnifying Party" shall have the meaning specified in Section 11.6.

         INDEMNITEE. "Indemnitee" shall have the meaning specified in Section 11.2(a).

         INFORMATION STATEMENT. "Information Statement" shall have the meaning specified in Section 8.1(b).

         INFORMATION STATEMENT UPDATE. "Information Statement Update" shall have the meaning specified in Section 7.5(b).

         INVESTMENT AGREEMENT. "Investment Agreement" shall have the meaning specified in Section 4.1(c)(iv).

         LEASED PREMISES. "Leased Premises" shall mean the premises and facilities identified in Part 5.9(d) of the Disclosure Schedule.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any contingent or indirect liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         MATERIAL ADVERSE CHANGE. "Material Adverse Change" shall have the meaning specified in Section 4.1(j).

         MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall have the meaning specified in Section 4.1(j).

         MEMBER OF THE CONTROLLED GROUP. "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

         MERGER.  "Merger" shall have the meaning specified in Recital A.

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

         MERGER CONSIDERATION. "Merger Consideration" shall have the meaning specified in Section 1.3.

         MERGER SUB. "Merger Sub" shall refer to XOOM Acquisition Sub II, Inc., a Delaware corporation.

         MERGER SUB BOARD. "Merger Sub Board" shall refer to the board of directors of Merger Sub.

         MILESTONES. "Milestones" shall have the meaning specified in Section
1.1 of the Escrow Agreement.

         MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

         NBC. "NBC" shall mean the National Broadcasting Company, Inc.

         NBC AGREEMENTS. "NBC Agreements" shall mean the Agreement and Plan of Contribution and Merger, dated as of May 9, 1999, as amended and restated through the date hereof, with the Purchaser and others, and an Agreement and Plan of Contribution, Investment and Merger dated as of May 9, 1999, as amended and restated through date hereof, with NBC and others pursuant to which the existing businesses of Purchaser and certain assets of NBC and others will be combined.

         NBC TRANSACTIONS. "NBC Transactions" shall mean those transactions contemplated by the NBC Agreements.

         NONDISCLOSURE AGREEMENT. "Nondisclosure Agreement" shall have the meaning specified in Section 9.2.

         OPTION PLAN. "Option Plan" shall have the meaning specified in
Section 3.1(c)(i).

         OPTION POOL. "Option Pool" shall mean the number of shares of Common Stock reserved for the grant of options (whether or not such options are then outstanding) under the Option Plan as of the Closing Date.

         ORDER.  "Order" shall mean any:

         (a) order, judgment, injunction, edict, decree, ruling, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

         (b) Contract with any Governmental Body that is or has been entered into in connection with any Proceeding.

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         ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the
Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

         (a) such action is recurring in nature, is consistent with the Company's past practices and is taken in the ordinary course of the Company's normal day to day operations;

         (b) such action is taken in accordance with sound and prudent business practices;

         (c) such action is not required to be authorized by the Company's stockholders, the Company Board or any committee of the Company Board and does not require any other separate or special authorization of any nature; and

         (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to the Company's business.

         PATENT OPINION. "Patent Opinion" shall have the meaning specified in the Milestones attached at Exhibit A to the Escrow Agreement.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PLANS. "Plans" shall have the meaning specified in Section 5.22(a).

         POST-CLOSING PERIOD. "Post-Closing Period" means any taxable period (or portion thereof) beginning after the close of business on the Closing Date.

         PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of this Agreement until the Closing Date.

         PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), hearing, inquiry, audit or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or would reasonably be expected to involve, any Governmental Body or any arbitrator or arbitration panel.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

         PURCHASER. "Purchaser" shall mean XOOM.com, Inc., a Delaware corporation.

         PURCHASER BOARD. "Purchaser Board" shall refer to the board of directors of Purchaser.

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

         PURCHASER CLOSING CERTIFICATE. "Purchaser Closing Certificate" hall have the meaning specified in Section 4.2(c)(v).

         PURCHASER CONTRACT. "Purchaser Contract" shall refer to those contracts required by Regulation S-K to be filed in connection with the Purchaser SEC Reports.

         PURCHASER DISCLOSURE SCHEDULE. "Purchaser Disclosure Schedule" shall have the meaning specified in the introductory paragraph to Section 6.

         PURCHASER MATERIAL ADVERSE CHANGE. "Purchaser Material Adverse Change" shall have the meaning specified in Section 4.2(e).

         PURCHASER MATERIAL ADVERSE EFFECT. "Purchaser Material Adverse Effect" shall have the meaning specified in Section 4.2(e).

         PURCHASER OPTIONS. "Purchaser Options" shall refer to those options granted by Purchaser, or proposed to be granted by Purchaser, to purchase shares of Purchaser Stock under the Purchaser Option Plan.

         PURCHASER OPTION PLAN. "Purchaser Option Plan" shall refer to the 1998 Stock Incentive Plan of Purchaser.

         PURCHASER SEC REPORTS. "Purchaser SEC Reports" shall have the meaning specified in Section 6.7(a).

         PURCHASER STOCK. "Purchaser Stock" shall refer to the Common Stock of Purchaser, par value $.0001 per share, to be issued in connection with the Transactions.

         RELATED PARTY. Each of the following shall be deemed to be a "Related Party":

         (a)      the Selling Stockholders;

         (b) each individual who is, or who has at any time been, an officer of the Selling Stockholders or the Company;

         (c) each member of the family of each of the individuals referred to in clause (b) above; and

         (d) any Entity (other than the Selling Stockholders or the Company) in which any one of the Persons referred to in clause (a), (b) or (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         RESPONSIBLE STOCKHOLDER. "Responsible Stockholder" shall have the meaning specified in Section 11.1(a).

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

         RIGHTS AGREEMENT. "Rights Agreement" shall refer to that certain Registration Rights Agreement by and among Purchaser and the Selling Stockholders substantially in the form of EXHIBIT C attached hereto.

         SEC. "SEC" shall mean the Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SELLING STOCKHOLDERS. "Selling Stockholders" shall refer to those individuals and Entities listed on SCHEDULE I hereto.

         SELLING STOCKHOLDERS CLOSING CERTIFICATE. "Selling Stockholders Closing Certificate" shall have the meaning specified in Section 4.1(c)(vii).

         STOCKHOLDER QUESTIONNAIRE. "Stockholder Questionnaire" shall have the meaning specified in Section 4.1(c)(iv).

         STRADDLE PERIOD. "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

         STRADDLE RETURNS. "Straddle Returns" shall have the meaning specified in Section 12.4(c).

         STOCK. "Stock" shall have the meaning specified in Section 3.1(b).

         SURVIVING CORPORAITION. "Surviving Corporation" shall have the meaning specified in Section 1.1.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or in the future may be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or in the future may be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

         TRANSACTION EXPENSES. "Transaction Expenses" shall mean all fees, costs and expenses including, without limitation all attorneys' fees, that have been incurred or that are in the future

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

incurred by or on behalf of the Company or the Selling Stockholders in connection with the sale of the Stock and the preparation, execution and delivery of the Transactional Agreements.

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean the Agreement, the Rights Agreement, the Employment and Non-Competition Agreement, the Escrow Agreement, the Investment Agreement, the Voting Agreement, the Selling Stockholders and Company Closing Certificates, the Purchaser Closing Certificate, and all other agreements, certificates and instruments executed or contemplated to be executed by any of the parties hereto in connection with the Transactions.

         TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of this Agreement and the other Transactional Agreements and (b) all the transactions contemplated by this Agreement and the other Transactional Agreements.

         UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 5.8(a)(ii).

         VOTING AGREEMENT. "Voting Agreement" shall have the meaning specified in Section 4.1(c)(v).









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